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                                                                   EXHIBIT 10.14

[LOGO]

                      NETSCAPE COMMUNICATIONS CORPORATION
                    U.S. ENGLISH-LANGUAGE NET SEARCH PROGRAM
                   DISTINGUISHED PROVIDER SERVICES AGREEMENT
                                  Cover Sheet
                                     ------


                                 GoTo.com Inc.
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      Full legal name of Distinguished Provider ("Distinguished Provider")



130 West Union Street, Pasadena, CA 91103 USA
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Address of Distinguished Provider's           City       State     Zip/Country
Principal Place of Business

Contact Person: Talmadge O'Neill

Contact Person's Phone: 626-535-2872 Fax: 626-535-2701 E-mail talmadge@goto.com
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Distinguished Provider is organized in the state of           Delaware
                                                     ---------------------------


IMPORTANT NOTICE; UPON EXECUTION BY THE PARTIES, THIS NETSCAPE COMMUNICATIONS CORPORATION ("NETSCAPE") U.S. ENGLISH LANGUAGE NET SEARCH PROGRAM-DISTINGUISHED PROVIDER SERVICES AGREEMENT, OF WHICH THIS PAGE IS A COVER SHEET, ALLOWS DISTINGUISHED PROVIDER TO PARTICIPATE IN THE NET SEARCH PROGRAM AS DESCRIBED HEREIN. BY SIGNING THIS COVER SHEET, DISTINGUISHED PROVIDER AGREES TO ALL THE TERMS AND CONDITIONS ATTACHED (COLLECTIVELY, THE "AGREEMENT"). FAILURE TO COMPLY WITH THIS AGREEMENT MAY RESULT IN TERMINATION.

OBJECTIVE: To direct users of a Netscape client software Internet browser product ("Browser") to U.S. English-language Internet search and directory services.

Distinguished Provider Category :    Search for Products &  Services
                                 -----------------------------------
Territory: United States
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Local Language: U.S. English
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Distinguished Period: 1 year, from June 1, 1998 (Launch) to May 31, 1999.
                      ------------------------------------------------------

Effective Date: Date of Netscape's Acceptance
                -----------------------------


   DISTINGUISHED PROVIDER            NETSCAPE COMMUNICATIONS CORPORATION
      GoTo.com, Inc.

By: /s/ JEFFREY BREWER               By:
   ----------------------------         --------------------------------

Name: Jeffrey Brewer                 Name:
     --------------------------           ------------------------------

Title: CEO                           Title:
      -------------------------            -----------------------------

Date: 5/13/98                        Date of Acceptance ("Effective
     --------------------------      Date")
                                           -----------------------------
                                     Address: 501 East Middlefield Road,
                                     Mountain View, CA 94043

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              DISTINGUISHED PROVIDER SERVICES TERMS AND CONDITIONS

1. Distinguished Provider. The entity ("Distinguished Provider") named on the Cover Sheet to this agreement ("Agreement") provides a featured search and directory service for the U.S. English-language HTML page accessible by the public via the Internet at the Universal Resource Locator ("URL") http://home. netscape.com/escapes/search, or such other URL as Netscape may designate from time to time in writing (the "Page"). The page is part of the collection of U.S. English-language HTML documents accessible by the public via the Internet at the URL http://home.netscape.com and/or at such other URL or URL's as Netscape may designate ("Netscape's U.S. English-language Web Site"). The Page may also be accessed by users of the Netscape-distributed English-language version of the Browser by pressing or "clicking" on the Net Search Button, or such other methods as Netscape may specify from time to time. Notwithstanding the foregoing. Netscape reserves the right to determine other means whereby users may access pages which provide Internet search and directory services on Netscape's U.S. English-language Web Site including, but not limited to, through the use of mirror sites and pointers based on a user's IP address, and which pages are separate and distinct from the Page described in this Agreement.

2. Distinguished Period. Unless sooner terminated as provided for in this Agreement, Netscape will maintain the Distinguished Listing (as defined below) on the Page from the evening of June 1, 1998 until May 31, 1999
("Distinguished Period"). The parties may, upon mutual written agreement no less than 30 days prior to the end of the Distinguished Period, extend the term of this Agreement for an additional 12 month period upon terms and conditions agreed to by the parties: provided, however, nothing contained herein shall obligate either party to agree to extend the term of this Agreement.

3. Exposure on Page. (a) Netscape will list Distinguished Provider's name in the Distinguished Provider portion of the Page ("Distinguished Listing")(below the logos of any Premier Provider participating in Netscape's Net Search Program). Distinguished Provider shall retain all right, title and interest in and to the Distinguished Listing. The specifications of the Distinguished Listing and its placement on the Page are set forth on Exhibit A hereto. Netscape may, upon notice to Distinguished Provider, (i) change the position of the Distinguished Listing on the Page, (ii) revise Exhibit A, or (iii) redesign or reconfigure Netscape's U.S. English-language Web Site, the Page and/or the manner in which an end user interacts with any of the pages of Netscape's U.S. English-language Web Site, and Distinguished Provider shall promptly (and in any event, within no more than 1 week following receipt of the notice) supply Netscape with a revised Distinguished Listing which conforms to the specifications of the revised Exhibit A. (b) Netscape will produce the Page, as set forth on Exhibit A which Exhibit Netscape may revise from time to time, such that when an end user presses or "clicks" on the Distinguished Listing, the end user's Browser will access/ ("Distinguished Link") Distinguished Provider's applicable HTML page located at the applicable URL (as supplied by Distinguished Provider) for such page on Distinguished Provider's Web site ("Distinguished URL"). Distinguished Provider hereby grants Netscape a royalty-free worldwide license to use, display, perform, reproduce and distribute the Distinguished Listing. Distinguished Link and Distinguished URL and such other licenses with respect to the Distinguished Listing, Distinguished Link and Distinguished URL necessary to fulfill the intention of this Agreement. (c) Netscape will use reasonable commercial efforts to remedy any material misplacement of the Distinguished Listing on the Page or any material malfunctioning of the Distinguished Link under the control of Netscape, provided Distinguished Provider will fully cooperate with Netscape to remedy any such material malfunctioning or misplacement, and provided further that Netscape shall not incur liability for any failure to remedy such material malfunctioning or misplacement if such remedy is not within the reasonable control of Netscape.

4. Fees and Taxes. (a) For the benefits provided to Distinguished Provider during the Distinguished Period, Distinguished Provider shall pay Netscape in accordance with the following tiered pricing based on clicks:

Tier 1: Up to 5,000 average Clicks per day = US$20,000 per month

Tier 2: 5,001-15,000 average Clicks per day = US$30,000 per month

Tier 3: 15,001-45,000 average Clicks per day = US$40,000 per month

Tier 4: 45,001-90,000 average Clicks per day = US$50,000 per month

Tier 5: 90,001 or more average Clicks per day = US$60,000 per month

("Click" means an action typically resulting from a user positioning his mouse cursor on a clickable hyperlink and selecting or clicking on that hyperlink. Clicks are counted as a redirection of a user's click through the Netscape server access logs to the Distinguished Providers Page).

Netscape will invoice Distinguished Provider monthly based on the average daily Clicks for the first month. If the average daily Clicks per month for successive months is lower or higher than the initial month, Netscape will provide an adjusted invoice accordingly. In the event a termination date falls short of a full month, then Netscape will invoice Distinguished Provider prorata for that portion of the month prior to termination. During the first month only, Netscape will also provide Distinguished Provider with weekly Click reports. (b) All amounts payable to Netscape must be paid in a single payment within 30 days of the date of Netscape's invoice. All payments shall be made by wire transfer or remittance in accordance with Netscape's instructions on such invoice. Past due amounts shall bear interest at the lower of 1-1/2% per month or the maximum rate allowed by law until paid in full. All payments by Distinguished Provider are in U.S. Dollars and are exclusive of any applicable taxes. Distinguished Provider shall pay, indemnify and hold Netscape harmless from all import duties, customs fees, levies or imposts, and all sales, use, value added, consumption, withholding or other taxes of any nature, other than taxes on Netscape's net income, including penalties and interest, and all government permit or license fees assessed upon or with respect to any payments by Distinguished Provider (except to the extent Distinguished Provider provides Netscape with a valid tax exemption certificate). If any applicable law requires Distinguished Provider to withhold amounts from any payments to Netscape hereunder, (i) Distinguished Provider shall effect such withholding, remit such amounts to the appropriate taxing authorities and promptly furnish Netscape with tax receipts evidencing the payments of such amounts, and
(ii) the sum payable by

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Distinguished Provider upon which the deduction or withholding is based shall be increased to the extent necessary to ensure that, after such deduction or withholding, Netscape receives and retains, free from liability for such deduction or withholding, a net amount equal to the amount Netscape would have received and retained in the absence of such required deduction or withholding.

5. Additional Distinguished Provider Benefits. (a) Every 3 months during the Distinguished Period, Netscape will provide Distinguished Provider at no charge with 500,000 page views of banner advertising service on Netscape's U.S. English-language Web Site, as such services are described in the Banner Advertising Terms and Conditions attached hereto as Exhibit C (or such advertisement's equivalent, in Netscape's reasonable discretion) during the Distinguished Period. The advertising shall be scheduled at Netscape's discretion as inventory becomes available and shall end no later than the end of the Distinguished Period; provided Distinguished Provider supplies Netscape with the graphic files and other materials and information within the timeframes and as set forth in the specifications of the applicable Netscape advertising program and as reasonably requested by Netscape to produce the advertisement. Distinguished Provider shall enter into Netscape's standard form of advertising agreement. (b) During the Distinguished Period, Distinguished Provider may purchase additional advertising on Netscape's U.S. English-language Web Site for advertising that will run during the Distinguished Period for the service of Distinguished Provider at a discount of 10% off Netscape's then standard rates for such advertising.

6. "Netscape Now" Button Display. In addition to the other obligations set forth in this Agreement, Distinguished Provider will Display the "Netscape Now" button prominently above the fold of either (i) Distinguished Provider's home page on Distinguished Provider's Web site, or (ii) on all pages linked to the Distinguished URL, and use best efforts to include the following statement (or a statement designated by Netscape and generally used by Netscape as a successor to the following statement or in connection with any successor program to Netscape's Netscape Now program) next to the Netscape Now button: "This site is best viewed with Netscape Communicator. Download Netscape Now!" (or such higher non-beta version as is then available). Distinguished Provider will produce the page such that when an end user presses or clicks on the Netscape Now button (or such other button used in connection with any successor program to the Netscape Now program), the end user's Internet client software will access the applicable HTML page located at a URL supplied by Netscape. On any page on which the Netscape Now button, or a successor button, is displayed, the Netscape Now button shall be top-most and left-most, and equal to or greater in size and prominence than the virtual button or other graphic for any third party Internet client software or software provider. Distinguished Provider shall use reasonable commercial efforts promptly to remedy any misplacement of the Netscape Now button on its home page or other pages or any malfunctioning of the button, provided Netscape will cooperate with Distinguished Provider to remedy any such misplacement or malfunctioning, and provided further that Distinguished Provider shall not incur liability for any failure to remedy such misplacement or malfunctioning if such remedy is not within the reasonable control of Distinguished Provider. In the event that Netscape replaces the Netscape Now program with a successor program, Netscape shall advise Distinguished Provider and Distinguished Provider shall produce the page to conform to such successor program, provided Distinguished Provider's obligations under such successor program shall not be materially increased. Netscape hereby grants Distinguished Provider a nonexclusive, nontransferable, nonassignable, nonsublicensable license to perform and display the Netscape Now button directly in connection with fulfilling the foregoing obligation. Distinguished Provider's use of the Netscape Now button shall be in accordance with Netscape's reasonable policies regarding advertising and trademark usage as established from time to time by Netscape, including the guidelines of the Netscape Now Program published on Netscape's U.S. English-language Web Site. Distinguished Provider acknowledges that the Netscape Now button is a proprietary logo of Netscape and contains Netscape's trademarks. In the event that Netscape determines that Distinguished Provider's use of the Netscape Now button is inconsistent with Netscape's quality standards, then Netscape shall have the right to suspend immediately such use of the Netscape Now button. Distinguished Provider understands and agrees that the use of the Netscape Now button in connection with this Agreement shall not create any right, title or interest in or to the use of the Netscape Now button or associated trademarks and that all such use and goodwill associated with the Netscape Now button and associated trademarks will inure to the benefit of Netscape. Distinguished Provider agrees not to register or use any trademark that is similar to the Netscape Now button. Distinguished Provider further agrees that it will not use the Netscape Now button in a misleading manner or otherwise in a manner that could tend to reflect adversely on Netscape or its products.

7. Distinguished Provider Obligations. Distinguished Provider will: (a) Use at least 1 current version of Netscape core Web server software product (currently comprised of Netscape Enterprise Server) to maintain Distinguished Provider's Web site and, if requested, provide Netscape of evidence of such use:
(b) Implement HTML Frames, layers, dynamic HTML pages, Java, JavaScript or the then current client software technology (or subsequent features displayable by the Browser, within the beta testing period of the availability of such features) ("Site Features") for display with those Internet software clients capable of displaying the site Features on (i) the Distinguished Provider's Web site, provided that Distinguished Provider shall use reasonable commercial efforts to implement the Site Features on Distinguished Provider's Web site in a location and in a fashion as Netscape may agree, and (ii) at least 1 HTML page located at the Distinguished URL (or on an HTML page located further down the directory tree from the page located at the Distinguished URL; provided Distinguished Provider will use reasonable efforts to implement the Site Features as high in such directory tree structure as possible), and, where appropriate, on all other HTML pages of Distinguished Provider's Web site: provided Distinguished Provider shall not be required to implement the Site Features on pages of any secondary Web site of Distinguished Provider that Distinguished Provider is required to construct to satisfy Distinguished Provider's obligations under any third party contract existing as of the Effective date of this Agreement. Netscape shall use reasonable commercial efforts to help Distinguished Provider implement changes in order to comply with new Site Features: (c) Include on the page served to an end user in conjunction with the results of the end user's search query a "mailto" link which users of Distinguished Provider's service can use to direct questions or help requests to Distinguished Provider. Distinguished Provider will use reasonable efforts to reply promptly, but in any event within 1 week, to any such question or help request: and (d) Not provide or implement any means or functionality which would
(i) alter or modify, or enable end users to

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alter or modify, the Browser standard user Interface or configuration,
(ii) disable any functionality of the Browser or any other Internet browser software, or (iii) modify the functioning of pages served from Netscape's U.S. English-language Web Site.

 8. Usage Reports. (a) Distinguished Provider will provide Netscape, via email to the email address set forth below, with usage reports ("Usage Reports") containing the information and in the format set forth in Exhibit B hereto. The Usage Reports shall be delivered within 15 days following the end of each month during the Distinguished Period. The parties may, by mutual written agreement, alter the content and format of the Usage Reports. (b) Netscape will provide Distinguished Provider with monthly click reports within 15 days following the end of each month during the Distinguished Period. Such reports will contain the daily clicks for each day of that month, the monthly total of clicks and the daily average of clicks for that month.

 9. Termination. Either party may terminate this Agreement if the other party materially breaches its obligations hereunder and such breach remains uncured for 15 days following notice to the breaching party of the breach or as otherwise provided in Section 10. At anytime during the first 28 calendar days of the Distinguished Period, Distinguished Provider may terminate this Agreement for convenience upon 7 days prior written notice to Netscape. Thereafter, either party may terminate this Agreement for convenience upon 90 days prior written notice to the other party. Upon any termination or expiration of this Agreement, Netscape shall immediately cease providing to Distinguished Provider the benefits described herein, including, without limitation, the benefits described in Sections 3 and 5 hereof.

10. Right to Refuse. Netscape will have the right to review the contents and format of the HTML page located at the Distinguished URL and the Distinguished Listing. If Netscape, in its sole discretion at any time determines that the HTML page located at the Distinguished URL or the Distinguished Listing contains any material, or presents any material in a manner, that Netscape deems inappropriate for any reason. Netscape will inform Distinguished Provider of the reason Netscape has made such determination and may (i) refuse to include the Distinguished Listing in the Page, and/or (ii) immediately terminate this Agreement if Distinguished Provider has not revised to Netscape's reasonable satisfaction the HTML page located at the Distinguished URL or the Distinguished Listing within 1 business day of written notice from Netscape. If Netscape, in its sole discretion, at any time determines that the Distinguished Provider's Web site contains any material, or presents any material in a manner, that Netscape deems inappropriate for any reason, Netscape may immediately terminate this Agreement upon notice to Distinguished Provider. Netscape reserves the right to refuse to include in the Page any Distinguished Listing that does not completely conform to the specification set forth in Exhibit A.

11. Responsibility For Distinguished Listing. Distinguished Provider is solely responsible for any legal liability arising out of or relating to the Distinguished Listing and/or any material to which users can link through the Distinguished Listing. Distinguished Provider represents and warrants that it holds the necessary rights to permit the use of the Distinguished Listing, Distinguished URL and Distinguished Link by Netscape for the purpose of this Agreement; and that the permitted use, reproduction, distribution, or transmission of the Distinguished Listing and any material to which users can link through the Distinguished Listing will not violate any criminal laws or any rights of any third parties, including, but not limited to, infringement or misappropriation of any copyright, patent, trademark, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or rights of celebrity, violation of any antidiscrimination law or regulation, or any other right of any person or entity. Distinguished Provider agrees to indemnify Netscape and to hold Netscape harmless from any and all liability, loss, damages, claims, or causes of action, including reasonable legal fees and expenses that may be incurred by Netscape, arising out of or related to Distinguished Provider's breach of any of the foregoing representations and warranties.

12. Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE LIABILITY OF EITHER PARTY FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER WHETHER IN CONTRACT OR TORT OR ANY OTHER LEGAL THEORY IS LIMITED TO AND SHALL NOT EXCEED THE PAYMENT DUE FROM DISTINGUISHED PROVIDER HEREUNDER. THE LIMITATIONS IN THIS SECTION DOT NOT APPLY TO SECTION II (RESPONSIBILITY) OR SECTION 13 (CONFIDENTIALITY).

13. Confidentially. (a) "Confidential Information" shall mean this Agreement (including but not limited to any monthly reports and invoices) and all information a party discloses to the other which has been either
(i) characterized in writing as confidential at the time of its disclosure or
(ii) orally characterized as confidential at the time of disclosure, except for information which the receiving party can demonstrate: (a) is previously rightfully known to the receiving party without restriction on disclosure:
(b) is or becomes, from no act or failure to act on the part of the receiving party, generally known in the relevant industry or public domain: (c) is disclosed to the receiving party by a third party as a matter or right and without restriction on disclosure; or (d) is independently developed by the receiving party without access to the Confidential Information. Each receiving party shall at all times, both during the term hereof and for a period of at least 5 years after termination, keep in confidence all the disclosing party's Confidential Information using a standard of care the receiving party uses with its own information of this nature, but in no event less than reasonable care. The receiving party shall not use the disclosing party's Confidential Information other than in the course of its duties hereunder. Neither party acquires any intellectual property rights under this Agreement or through any disclosure hereunder, except the limited right to use such Confidential Information in accordance with this Agreement. The Confidential Information under this Agreement is delivered "AS IS" and all representations or warranties, whether express or implied, including warranties or conditions for fitness for a particular purpose, merchantability, title and non-infringement are hereby disclaimed. Without the prior written consent of the disclosing party, the receiving party shall not disclose the disclosing party's Confidential Information except on a "need to know" basis to an employee or contractor under binding obligations of confidentiality substantially similar to those set forth herein. If a receiving party is legally compelled to disclose any of the disclosing party's Confidential Information, then, prior to such disclosure, the receiving party will (x) assert the privileged and confidential nature of the Confidential Information and (y) cooperate fully with the disclosing party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information. In the event such protection is not obtained, the receiving party shall disclose the



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Confidential Information only to the extent necessary to comply with applicable legal requirements. The information contained in the Usage Reports provided hereunder shall be deemed the Confidential Information of both parties. Either party may use such Confidential Information internally, but shall not disclose such Confidential Information to any third party. Notwithstanding the foregoing, (a) Information contained in the Usage Reports which is available to Netscape through other sources shall not be Distinguished Provider Confidential Information; and (b) Netscape may aggregate the Information in the Usage
Reports with information from other sources, and the aggregated information shall not be Distinguished Provider Confidential Information.

14. Records; Audit. Netscape shall maintain accurate records reflecting the number of billable Clicks recorded on Netscape's server access logs. At Distinguished Provider's expense, Distinguished Provider shall have the right, at a mutually agreeable time during normal business hours and upon at least 15 business days prior notice, to conduct an audit to verify Click data upon which invoices are based.

15.  General.  (a) The parties hereto are independent contractors and shall have no power or authority to bind the other party or to assume or create any obligation or responsibility, express or implied, on behalf of the other party or in the other party's name. This Agreement shall not be construed to create or imply any partnership, agency, joint venture, or any other form of legal association between the parties. (b) Distinguished Provider may not assign this Agreement in whole or in part, by operation of law or otherwise, without Netscape's prior written consent, and any attempted assignment of this
Agreement by Distinguished Provider without such consent will be null and void. Netscape may assign this Agreement or its rights hereunder, or delegate its duties hereunder. This Agreement shall apply to and bind any permitted successor or assigns of the parties hereto. (c) Any dispute hereunder will be negotiated between the parties commencing upon written notice from one party to the other. Settlement discussions and materials will be confidential and inadmissible in any subsequent proceeding without both parties' consent. If the dispute is not resolved by negotiation within 45 days following such notice, the parties will refer the dispute to non-binding mediation conducted by JAMS/EndDispute. The parties will share the costs of mediation. If the dispute is not resolved after 45 days of mediation, the parties will refer the dispute to binding arbitration by JAMS/EndDispute in Santa Clara County, California.
The results of any arbitration will be final and non-appealable, except that either party may petition any court of competent Jurisdiction to review any decision relating to intellectual property matters (including the scope of license rights), vacating or modifying erroneous conclusions of law or findings of fact not supported by substantial evidence. The arbitrator may fashion any legal or equitable except punitive or exemplary damages, which both parties waive. The arbitrator will render a written decision, which may be entered in and enforced by any court of competent jurisdiction, but which will have no preclusive effect in other matters involving third parties. The losing party will pay the costs of the arbitration and the reasonable legal fees and expenses of the prevailing party, as determined by the arbitrator. The parties will jointly pay arbitration costs pending a final allocation by the arbitrator. At any point in the dispute resolution process, either party may seek injunctive relief preserving the status quo pending the outcome of that process. Except as noted, the parties waive any right to judicial process. California law, without regard to its conflict-of-law provisions, will govern this Agreement. The U.S. Arbitration Act and JAMS/EndDispute rules will govern the arbitration process. Absent fraudulent concealment, neither party may raise a claim more than 3 years after it arises or any shorter period provided by applicable statutes of limitations. (d) Neither party will be liable to the other party for any failure or delay in performance caused by reasons beyond such party's reasonable control, and such failure or delay will not constitute a breach of this Agreement. (e) Any notices under this Agreement shall be in English, in writing, and sent by confirmed facsimile internationally-recognized express delivery service, or certified or registered mail, return receipt requested, to the address specified in the Cover Sheet, or such other address as the party specifies in writing. Notice by confirmed facsimile or express delivery service will be deemed received and effective upon delivery. Notice by certified or registered mail will be deemed received and effective 5 days after dispatch. Notices to Netscape shall be to the attention of the Legal
Department, Netscape Communications Corporation, 501 East Middlefield Road, Mountain View, California 94043. (f) The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party. (g) If one or more of the provisions contained in this Agreement is determined to be invalid, illegal or unenforceable in any respect under any applicable statute or rule of law, then such provision will be considered inoperable to the extent of such invalidity, illegality or unenforceability, and the remainder of this Agreement will continue in full force and effect. The parties hereto agree to replace any such invalid, illegal or unenforceable provision with a new provision that has the most nearly similar permissible economic and legal effect. (h) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement, including the Cover Sheet hereto, shall be deemed to be an original. Notwithstanding the foregoing, the parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.
(i) Distinguished Provider will not issue a press release regarding the activities described in this Agreement without Netscape's prior written consent. Distinguished Provider will not disclose the existence of this Agreement until after Netscape publicly issues a press release regarding this Agreement.
(j) This Agreement is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings (both written and verbal) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties. (k) In order to bind the parties to this Agreement, their duly authorized representatives have executed the Cover Sheet to this Agreement.
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                                   EXHIBIT A
                    NetSearch Distinguished Provider Program
                 Preliminary Specification - Subject to Change

Description:
Distinguished Providers will be listed under one of three columns on the Net Search page. The column headings are probably: Explore the Web, Find a Business or Person, Search for a Product or Service.

Maintenance:
The Net Search page will be updated every Thursday. Name or URL changes are due a minimum of one week prior to the requested change date, and will be implemented the following Thursday. Changes should be emailed directly to Audrey Crane, audcrane@netscape.com

Specifications:
Listings may not include any alteration in font face, style, size or color.

Listings should fit in the table attached (see Appendix A) without wrapping on the reference platform. Wrapping will be checked on our "worst-case" system, configured as follows: A PC running Windows 95, with the settings configured for small fonts, resolution set at 640x480, and a Viewsonic P775 (17 inch) monitor. We will use Netscape Navigator version 4.05, with the Proportional Font set at 12pt Times New Roman, and the Fixed Font set at 10pt Courier New (all default settings).

Net Search Distinguished Provider Description Pages

Description:
Three pages will be linked to from the headers of each of the Distinguished Provider columns on the Net Search page. The pages themselves will include a brief description of the category. They will also include brief descriptions and a logo of each Distinguished Provider, listed in the same order as they are listed on the Net Search page.

Specifications:

     Copy: Seventy-five words or less in paragraph format. Please take this opportunity to provide the user with helpful content by describing the unique features that set your service apart, and avoid using directly competitive terms, such as 'best', 'top', 'fastest', etc. For guidelines, http://www.useit.com/alertbox/9710a.html has some useful information, especially the promotional writing vs. concise and objective writing. Netscape reserves editorial rights to alter copy in any way deemed necessary to keep the copy within Netscape's editorial style.

     Logo: Logo must be less than 100 pixels wide and 70 pixels tall. In addition, the height multiplied by the width must be less than or equal to 2500 pixels. (For example, if the logo is 100 pixels wide, it can only be 25 pixels tall. If the logo is 50 pixels wide, it can be 50 pixels tall. If the logo is 35 pixels wide, it can be 70 pixels tall.)

     URL: The description label and logo will link to each Distinguished Provider's URL as listed in the Distinguished Provider column on the NetSearch page itself. A different URL may be used as submitted by a provider, with the condition that the URL is not a redirect that disables the users ability to use the back button in the browser to get back to the NetSearch page. In order that users who have rating or blocking software installed and/or operating, we ask that our Distinguish Providers label their site with an appropriate rating. Netscape software supports two types of ratings labels, see Appendix B for an explanation and details.


Maintenance:

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     These three pages will be updated every Thursday. Logo or copy changes are due a minimum of one week prior to the requested change date, and will be implemented the following Thursday. Changes should be emailed directly to Audrey Crane, audcrane@netscape.com




     Technical or production related questions should be directed to:




     Audrey Crane
     Producer, NetSearch
     audcrane@netscape.com
     650-937-4021

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